Exhibit 5(a)









July 29, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

Re:Registration Statement on Form S-8

Gentlemen:

I am Executive Vice President and General Counsel of Textron Inc., a Delaware corporation ("Textron"). As such I have acted as its counsel in connection with the preparation and filing by Textron of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 with respect to the proposed future issuance by Textron of up to 1,000,000 shares of its Common Stock, par value $.125 per share (the "Securities"), pursuant to the Paul Revere Savings Plan.

I am familiar with Textron's Restated Certificate of Incorporation and By-laws, each as amended to date, and I have examined such corporate proceedings of Textron and such matters of law as I have deemed necessary to enable me to render this opinion.

Based upon the foregoing, it is my opinion that when the Securities have been sold as described in the Registration Statement, they will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement.

Very truly yours,


/s/ Thomas D. Soutter